EMPLOYMENT AGREEMENT AMENDMENT NO. 1

THIS EMPLOYMENT AGREEMENT AMENDMENT NO. 1 (this “Amendment”) is made and entered into as of July 17, 2007, by and between Marty E. Adams (the “Executive”) and Huntington Bancshares Incorporated, a Maryland corporation (the “Company”).

WITNESSETH THAT:

The Company and the Executive have previously entered into the Employment Agreement dated as of December 20, 2006 (the “Original Agreement”), and now desire to amend certain provisions of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.	Capitalized terms used but not defined herein shall have the same meanings as in the Original Agreement.

2.	The following subsection 6(f) shall be inserted in the Original Agreement:

(f) Retirement with Consent of the Board. If the Executive shall have remained in continuous employment hereunder and have succeeded to the position of Chief Executive Officer on or prior to December 31, 2009, and if Executive shall after January 1, 2010 retire in accordance with the then applicable provisions of the Company’s Retirement Arrangements, as hereinafter defined, and such retirement shall have the express written consent of the Board, the Executive’s retirement benefits under the Company’s qualified defined benefit retirement plan (which to the extent not permitted to be provided under the terms of the qualified plan will be provided under the excess or supplemental plan) and any excess or supplemental retirement plan, including, without limitation, the Company SRIP (“Retirement Arrangements”), in which the Executive participates will be determined assuming (A) the Executive’s employment with the Company continued following the date on which he retires for forty-two (42) full calendar months, (B) the Executive’s age was increased by forty-two (42) full calendar months, and (C) the Executive’s compensation during each calendar year and portion thereof in such period of deemed employment was equal to his rate of base salary at the time of retirement plus an annual bonus equal to the average annual bonus received by the Executive during the two most recently completed calendar years (such amount to be pro-rated for any partial year in the deemed period of employment) and such amount is payable in equal monthly installments over such period. These additional retirement benefits will be delivered at the time and in the form provided in the Retirement Arrangements to which they relate. Notwithstanding the foregoing, the provisions of this Section 6(f) shall not be applied in any situation in which the Executive is entitled to any of the benefits described in Section 6(a)(iv).

3.	The following sentences shall be added to the end of Section 6(d) of the Original Agreement: For the avoidance of doubt, the Executive’s retirement shall be treated as a termination of employment by the Executive, for purposes of this Section 6(d), except that (x) the retirement shall be considered to be a termination of employment by the Executive for Good Reason if a circumstance constituting Good Reason shall then exist and the Executive shall in such circumstance be entitled to the provisions of Section 6(a), and (y) if the retirement meets the conditions of Section 6(f), in addition to the Executive’s entitlements under this Section 6(d), he shall be entitled to the benefits described in Section 6(f). In no circumstances shall the Executive be entitled both to the benefits described in Section 6(a)(iv) and the benefits described in Section 6(f).

4.	Except as modified by this Amendment, the Original Agreement shall continue in full force and effect, and its provisions shall apply to the provisions of this Amendment, as applicable.

IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

MARTY E. ADAMS
_/s/ Marty E. Adams

HUNTINGTON BANCSHARES INCORPORATED
By:_/s/ Thomas E. Hoaglin